Exhibit 1.1

CHINA YUCHAI INTERNATIONAL LIMITED

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2003 AND 2004

(With Report of Independent Registered
Public Accounting Firm Thereon)

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
China Yuchai International Limited

We have audited the accompanying consolidated balance sheets of China Yuchai International Limited (the “Company”) and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Yuchai International Limited and subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements as of and for the year ended December 31, 2004 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 3(i) to the consolidated financial statements.

/s/ KPMG

Certified Public Accountants

Hong Kong,

June 15, 2005

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(Rmb and US$ amounts expressed in thousands, except per share data)

			Years ended December 31,
			2002	2003	2004	2004
	Note		Rmb	Rmb	Rmb	US$
Revenues, net (a)	3(k), 26, 31		3,513,047	4,569,950	5,582,095	674,451
Cost of goods sold (a)	4		2,371,080	3,192,794	4,006,886	484,128

Gross profit			1,141,967	1,377,156	1,575,209	190,323
Research and development cost	3	(m)	75,532	94,594	136,960	16,549
Selling, general and administrative expense	3(m), 4, 12, 22, 25	(b)	426,128	561,151	658,320	79,540

Operating income			640,307	721,411	779,929	94,234
Interest expense	3(t), 5		25,144	23,624	31,757	3,836
Other (income)/ expense, net	6		(10,287)	881	(5,682)	(686)

Income before income taxes and minority interests			625,450	696,906	753,854	91,084
Income tax expense	7		83,242	112,924	105,165	12,707

Income before minority interests			542,208	583,982	648,689	78,377
Minority interests in income of consolidated subsidiaries			(129,775)	(145,800)	(157,292)	(19,005)

Net income			412,433	438,182	491,397	59,372

Net earnings per common share
Basic	3	(l)	11.67	12.40	13.90	1.68

Weighted average number of shares	3	(l)	35,340,000	35,340,000	35,340,000	35,340,000

See accompanying notes to consolidated financial statements.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

(a)	Includes the following income and expenses resulting from transactions with related parties (see Note 25)

	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Revenues, net	2,601	24,957	4,537	548

Cost of goods sold

Purchase of raw materials and supplies in connection with sales to external customers	65,353	93,056	142,829	17,257

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND 2004
(Rmb and US$ amounts expressed in thousands, except per share data)

			December 31,
			2003	2004	2004
	Note		Rmb	Rmb	US$
ASSETS

Current assets

Cash and cash equivalents			631,938	722,672	87,316
Trade accounts receivable, net	8		849,611	875,565	105,788
Amounts due from related companies	9, 25	(d)	55,011	85,614	10,344
Loans to a related company	9, 25	(d)	—	205,000	24,769
Inventories, net	10		877,334	1,346,545	162,695
Prepaid expenses			37,496	58,565	7,076
Other receivables, net	11		8,833	115,414	13,946
Deferred income tax	7		69,026	69,704	8,423

Total current assets			2,529,249	3,479,079	420,357
Property, plant and equipment, net	12		735,641	1,158,931	140,026
Construction in progress	13		397,644	379,035	45,797
Lease prepayments, net	14		78,216	74,767	9,034
Investments	15		5,705	7,053	852
Goodwill	16		212,636	212,636	25,692
Deferred income taxes	7		74,541	72,747	8,788

Total assets			4,033,632	5,384,248	650,546

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Short-term bank loans	17	(a)	240,000	430,000	51,954
Current instalments of long-term bank loans	17	(b)	50,000	—	—
Amount due to the holding company	25	(g)	6,208	4,143	501
Amounts due to related companies	9, 25	(d)	25,617	42,686	5,157
Trade accounts payable			731,966	1,089,717	131,663
Income taxes payable	7		47,229	25,387	3,067
Accrued expense and other liabilities	18		396,399	484,920	58,590

Total current liabilities			1,497,419	2,076,853	250,932

Long-term bank loans, excluding current instalments	17	(b)	—	100,000	12,083

Total liabilities carried forward			1,497,419	2,176,853	263,015

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND 2004 (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

		December 31,
		2003	2004	2004
	Note	Rmb	Rmb	US$
Total liabilities brought forward		1,497,419	2,176,853	263,015

Minority interests		544,526	724,311	87,514

Stockholders’ equity

Common stock		30,349	30,349	3,667
Ordinary shares US$0.10 par value:
authorized 100,000,000 shares; issued and outstanding 35,340,000 shares at December 31, 2003 and 2004
Special share US$0.10 par value:
authorized 1 share; issued and outstanding 1 share at December 31, 2003 and 2004		—	—	—
Contributed surplus		1,486,934	1,486,934	179,657
Statutory reserves	20	229,920	266,229	32,167
Retained earnings		244,484	699,572	84,526

Total stockholders’ equity		1,991,687	2,483,084	300,017

Commitments and contingencies	21,22

Total liabilities and stockholders’ equity		4,033,632	5,384,248	650,546

See accompanying notes to consolidated financial statements.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(Rmb and US$ amounts expressed in thousands, except per share data)

						Total
		Common	Contributed	Statutory	Retained	stockholders’
		stock	surplus	reserves	earnings	equity
	Note	Rmb	Rmb	Rmb	Rmb	Rmb
Balance at January 1, 2002		30,349	1,486,934	118,684	169,078	1,805,045
Net income		—	—	—	412,433	412,433
Transfer to statutory reserves	20	—	—	52,122	(52,122)	—
Dividend declared (US$0.19 per share)		—	—	—	(55,575)	(55,575)

Balance at December 31, 2002		30,349	1,486,934	170,806	473,814	2,161,903
Net income		—	—	—	438,182	438,182
Transfer to statutory reserves	20	—	—	59,114	(59,114)	—
Dividend declared (US$2.08 per share)		—	—	—	(608,398)	(608,398)

Balance at December 31, 2003		30,349	1,486,934	229,920	244,484	1,991,687
Net income		—	—	—	491,397	491,397
Transfer to statutory reserves	20	—	—	36,309	(36,309)	—

Balance at December 31, 2004		30,349	1,486,934	266,229	699,572	2,483,084

Balance at December 31, 2004 (in US$)		3,667	179,657	32,167	84,526	300,017

See accompanying notes to consolidated financial statements.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(Rmb and US$ amounts expressed in thousands)

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Cash provided by operating activities
Net income	412,433	438,182	491,397	59,372
Adjustments to reconcile net income to net cash provided by operating activities:
- Depreciation and amortization of property, plant and equipment, and lease prepayments	118,872	125,519	132,789	16,045
- Impairment of property, plant and equipment	23,120	12,405	—	—
- Loss on disposal of property, plant and equipment	7,276	3,359	12,998	1,571
- Deferred income taxes	(31,221)	6,253	1,116	135
- Minority interests	129,775	145,800	157,292	19,005
Decrease/(increase) in assets
- Inventories, net	(298,560)	(34,105)	(469,211)	(56,692)
- Amounts due from related companies, net	20,926	(36,446)	(5,534)	(669)
- Trade accounts receivable, net	(229,346)	153,524	(25,954)	(3,136)
- Prepaid expenses	79,577	64,752	(21,069)	(2,546)
- Other receivables	8,631	9,885	(106,581)	(12,877)
Increase/(decrease) in liabilities
- Trade accounts payable	279,588	103,065	357,751	43,225
- Income taxes payable	53,260	(11,181)	(21,842)	(2,639)
- Accrued expense and other liabilities	92,843	90,154	88,521	10,695
- Amount due to holding company	(7,674)	4,108	(2,065)	(249)

Net cash provided by operating activities	659,500	1,075,274	589,608	71,240

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 (CONTINUED)
(Rmb and US$ amounts expressed in thousands)

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Cash flow from investing activities
Purchase of property, plant and equipment, lease prepayments and construction in progress	(174,850)	(372,775)	(552,902)	(66,804)
Proceeds from disposal of property, plant and equipment	686	402	5,883	711
Loans to related company	—	—	(205,000)	(24,769)
Purchase of investment	—	—	(1,348)	(163)

Net cash used in investing activities	(174,164)	(372,373)	(753,367)	(91,025)

Cash flow from financing activities
Proceeds from short-term bank loans	135,000	230,000	330,000	39,872
Proceeds from short-term borrowing from a related party	—	8,000	—	—
Proceeds from long-term bank loans	—	—	100,000	12,082
Repayment of short-term bank loans	(225,000)	(125,000)	(190,000)	(22,957)
Repayment of long-term bank loans	(40,000)	(130,000)	—	—
Repayment of short-term borrowing from a related company	—	—	(8,000)	(966)
Capital contribution from minority stockholders	—	—	31,000	3,746
Dividend paid by subsidiaries to minority stockholders	(62,829)	(88,765)	(8,507)	(1,028)
Dividend paid to stockholders	(58,500)	(608,398)	—	—

Net cash (used in)/ provided by financing activities	(251,329)	(714,163)	254,493	30,749

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 (CONTINUED)
(Rmb and US$ amounts expressed in thousands)

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Net increase/(decrease) in cash and cash equivalents	234,007	(11,262)	90,734	10,964
Cash and cash equivalents at beginning of year	409,193	643,200	631,938	76,352

Cash and cash equivalents at end of year	643,200	631,938	722,672	87,316

Supplemental disclosures of cash flow information
Cash paid during the year for:
- Interest, net of amount capitalized	25,144	23,624	31,757	3,836
- Income taxes	61,203	117,852	125,891	15,211

See accompanying notes to consolidated financial statements.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Rmb and US$ amounts expressed in thousands, except per share data)

1	Background and principal activities

China Yuchai International Limited (the “Company”) was incorporated under the laws of Bermuda on April 29, 1993. The Company was established to acquire a controlling interest in Guangxi Yuchai Machinery Company Limited (“Yuchai”), a Sino-foreign joint stock company which manufactures, assembles and sells diesel engines in the People’s Republic of China (the “PRC”). The principal markets for Yuchai’s diesel engines are medium-duty truck manufacturers in the PRC.

The Company owns, through six wholly-owned subsidiaries, 361,420,150 shares or 76.41% of the issued share capital of Yuchai (“Foreign Shares of Yuchai”). Guangxi Yuchai Machinery Group Company Limited (“State Holding Company”), a state-owned enterprise, owns 22.09% of the issued share capital of Yuchai (“State Shares of Yuchai”).

In December 1994, the Company issued a special share (the “Special Share”) at par value of US$0.10 to Diesel Machinery (BVI) Limited (“DML”), a company controlled by Hong Leong Corporation Limited, now known as Hong Leong (China) Limited (“HLC”). The Special Share entitles its holder to designate the majority of the Company’s Board of Directors (six of eleven). The Special Share is not transferable except to Hong Leong Asia Ltd. (“HLA”), the holding company of HLC, or any of its affiliates. During 2002, DML transferred the Special Share to HL Technology Systems Pte Ltd (“HLT”), a subsidiary of HLC.

Yuchai established three direct subsidiaries, Yuchai Machinery Monopoly Company Limited (“YMMC”), Guangxi Yulin Yuchai Machinery Spare Parts Manufacturing Company Limited (“GYSPM”) and Yuchai Express Guarantee Co. Ltd (“YEGCL”). YMMC and GYSPM were established in 2000, and are involved in the manufacture and sale of spare parts and components for diesel engines in the PRC. YEGCL, was established on March 26, 2004, and is involved in the provision of financial guarantees to mortgage loan applicants in favour of banks in connection with the applicants’ purchase of automobiles equipped with diesel engines produced by Yuchai. As at December 31, 2004, Yuchai holds an equity interest of 71.83%, 97.14% and 76.92% respectively in these companies. As at December 31, 2004, YMMC had direct controlling interests in twenty-one (2003: twenty-two) subsidiaries, which are involved in the trading and distribution of spare parts of diesel engines and automobiles, all of which are established in the PRC.

During the year ended 2004, a subsidiary of YMMC has been reclassified from a subsidiary to an affiliated company of the Company due to a change in the composition of its stockholders in September 2004 (see Note 15). The results of operation of this subsidiary have been consolidated with those of the Company and its subsidiaries up to the date of change.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

2	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). This basis of accounting differs from that used in the statutory financial statements of Yuchai, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to joint stock companies as promulgated by the Ministry of Finance of the PRC (“PRC GAAP”).

3	Summary of significant accounting policies and practices

(a)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its majority-owned subsidiaries and those entities that the Company has determined it has a direct or indirect controlling financial interests (together, the “Group”). All significant intercompany balances and transactions have been eliminated on consolidation.

(b)	Cash and cash equivalents

Cash includes cash on hand and demand deposits with banks. For purposes of the consolidated statements of cash flows, the Company considered all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. None of the Company’s cash is restricted as to withdrawal. See Note 27 for discussion of restrictions on the Renminbi.

(c)	Trade accounts receivable

Trade accounts receivable are recorded at the invoiced value of goods sold after deduction of trade discounts and allowances, if any. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on its historical write-off experience and by industry and national economic data. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by aging of such balances. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure, except for outstanding bills discounted with banks, that are subject to recourse for non-payment (see Note 22(f)).

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(d)	Inventories, net

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprises direct materials, direct labor and an attributable portion of production overheads.

(e)	Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into account the estimated residual value. The estimated useful lives are as follows:

Buildings	30 to 40 years
Machinery and equipment	5 to 15 years

(f)	Construction in progress

Construction in progress represents factories under construction and plant and machinery pending installation. All direct costs relating to the acquisition or construction of buildings and plant and machinery, including interest charges on borrowings, are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Construction of plant is considered to be complete on the date when the plant is ready for its intended use notwithstanding whether the plant is capable of producing saleable output in commercial quantities.

(g)	Lease prepayments

Lease prepayments represent land use rights paid to the PRC land bureau. Land use rights are carried at cost and amortized on a straight-line basis over the respective periods of the rights which are 15 to 50 years.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(h)	Investments

An affiliated company is an entity in which the Company has the ability to exercise significant influence in its financial and operating policy decisions, but does not have a controlling financial interest.

Investments in the common stock of affiliates are accounted for by the equity method.

Other investments consist of unlisted equity securities in which the Company does not have the ability to exercise significant influence. These investments are accounted for under the cost method. The Company determined that it is not practicable to estimate the fair values of these investments. However, the Company did not observe any events or changes in circumstances that would have resulted in the fair value being significantly less than its carrying amount.

The Company recognizes an impairment loss when the decline in fair value below the carrying value of its investments is considered other than temporary.

(i)	Foreign currency transactions

Foreign currency transactions during the year are translated into Renminbi at the applicable rates of exchange quoted by the People’s Bank of China at the transaction dates. Foreign currency monetary assets and liabilities are translated into Renminbi at rates quoted by the People’s Bank of China ruling at the balance sheet date. The resulting exchange differences are recorded in the statements of income in the line item “Other (income)/expense, net” (see note 6).

The Company’s functional and reporting currency is Renminbi, which is also the local functional currency of Yuchai and its subsidiaries. There are no subsidiaries that use a different functional currency.

For the United States dollar convenience translation amounts included in the accompanying consolidated financial statements, the Renminbi equivalent amounts were translated into United States dollars at the rate of US$1.00 = Rmb 8.2765, the rate quoted by the People’s Bank of China at the close of business on December 31, 2004. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate on December 31, 2004 or at any other date.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(j)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance to the extent the Company concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates, if any, is recognized in the statement of income in the financial year that includes the enactment date.

(k)	Revenue recognition

The Company recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. Yuchai and its subsidiaries are subject to VAT which is levied on the majority of Yuchai and its subsidiaries’ products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales. VAT paid by Yuchai and its subsidiaries on its purchases is recoverable out of VAT collected from its customers on its sales.

Guarantee fees received or receivable for a guarantee issued are recorded in “Accrual expenses and other liabilities” based upon the estimated fair value of the guaranty obligation, and are amortized into revenue over the respective terms of the guarantees on a straight line basis.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(l)	Basic earnings per share

Basic earnings per share (“EPS”) is computed by dividing income attributable to common shares by the weighted average number of common shares outstanding for the period.

The basic EPS reconciliation of the Company is computed as follows:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Net income attributable to common shares	412,433	438,182	491,397	59,372

Basic earnings per share
- Weighted average common shares outstanding during the year	35,340,000	35,340,000	35,340,000	35,340,000

- Basic earnings per share of common shares	11.67	12.40	13.90	1.68

There were no dilutive securities outstanding during any periods presented.

(m)	Advertising, research and development costs

Advertising, research and development costs are expensed as incurred. Advertising cost included in “Selling, general and administrative expense”, amounted to Rmb 31,935, Rmb 40,961 and Rmb 48,725 (US$5,887), respectively, for the years ended December 31, 2002, 2003 and 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(n)	Goodwill

Goodwill represents the excess of costs over fair value of net assets of businesses acquired. The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other intangible Assets. Goodwill acquired in a purchase business combination are not amortized, but instead tested for impairment at least annually and if certain circumstances indicate a possible impairment may exist, in accordance with the provisions of SFAS No. 142. The Company evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level at the end of each year. In the first step, the fair value of the reporting unit is compared to its carrying value including goodwill. The fair value of the reporting unit is determined based upon a combination of factors, including market-based multiples of earnings, discounted future cash flows, and the individual characteristics of the market in which it operates. In the case that the fair value of the reporting unit is less than the carrying value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. In determining the implied fair value of the reporting unit goodwill, the fair values of the tangible net assets and recognized and unrecognized intangible assets is deducted from the fair value of the reporting unit. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The results of the impairment testing in 2002, 2003 and 2004 did not result in any impairment.

(o)	Product warranty

The Company provides, at the time the product is sold, for the estimated future costs to be incurred under a warranty period or warranty mileage on various engine models, which the Company provides free repair and replacement. Warranties generally extend for a duration (12 months to 18 months) or mileage (80,000 kilometres to 180,000 kilometres), whichever is the lower. Provisions for warranty are primarily determined based on historical warranty cost per unit of engines sold adjusted for specific conditions that may arise and the number of engines under warranty at each financial year-end.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(p)	Segmental reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Management of the Company has determined that it has one operating segment, which is the manufacture and sales of diesel engines. The Company conducts substantially all of its operations within the PRC.

(q)	Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount of long-lived assets including goodwill; provisions for inventories; valuation allowances for receivables; and obligations for warranty costs. Actual results could differ from those estimates.

(r)	Impairment of long-lived assets

Long-lived assets, such as property, plant and equipment, and prepaid land use rights, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(s)	Commitments and contingencies

Liabilities for loss contingencies, including arising from claims, assessments, litigation, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

(t)	Sales of trade accounts receivable

The Company sells trade accounts and bills receivables to banks on an ongoing basis. The buyer is responsible for servicing the receivables upon maturity of the trade accounts receivables. The sales of the trade accounts receivables were accounted for under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. Accordingly, trade accounts and bills receivables are derecognized, and the Company records a discount equal to the difference between the carrying value of the trade accounts and bills receivables and cash received. The Company has received proceeds for the sales of the trade accounts and bills receivables of Rmb 703,416, Rmb 1,730,627 and Rmb 2,380,569 (US$287,630), for the years ended December 31, 2002, 2003 and 2004, respectively. The Company has recorded discount of Rmb 6,768, Rmb 22,042 and Rmb 31,709 (US$3,831) in respect of sold trade accounts and bills receivables for the years ended December 31, 2002, 2003 and 2004, respectively, which have been included in interest expense.

(u)	Comprehensive income

The Group had no other comprehensive income for the years ended December 31, 2002, 2003 and 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(v)	Recently adopted accounting standards

FIN 46 (revised)

In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities”, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in Variable Interest Entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE.

The Company has evaluated the impact of applying FIN 46R and concluded that it has no interest in any VIEs which are within the scope of this statement as of December 31, 2003 and 2004.

(w)	Recently issued accounting standards

SFAS No. 151

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt the provisions of this Statement for inventory costs incurred on or after January 1, 2006. Management is currently evaluating the implication of this Statement. Given the production lines of Yuchai have generally reached the normal capacity and there was no idle production facilities in 2004, the Company expects that the application of this Statement will have no material effect on the Company’s 2006 consolidated financial statements.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

3	Summary of significant accounting policies and practices (continued)

(w)	Recently issued accounting standards (continued)

SFAS No. 153

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after June 15, 2005. The Company does not anticipate entering into any nonmonetary asset exchanges in the near future. Therefore, the application of this Statement is not expected to have any effect on the Company’s consolidated financial statements.

4	Depreciation, amortization, sales commissions, shipping and handling expenses

Depreciation of property, plant and equipment and amortization of lease prepayments are included in the following captions:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Cost of goods sold	93,237	88,737	84,907	10,258
Selling, general and administrative expense	25,635	36,782	47,882	5,787

	118,872	125,519	132,789	16,045

Sales commissions to sales agents are included in the following caption:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Selling, general and administrative expense	17,721	16,724	11,564	1,397

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

4	Depreciation, amortization, sales commissions, shipping and handling expenses (continued)

Sales related shipping and handling expenses not separately billed to customers are included in the following caption:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Selling, general and administrative expense	49,696	64,991	86,163	10,411

5	Interest cost

The Company capitalizes interest charges as a component of the cost of construction in progress. The following is a summary of interest cost incurred during 2002, 2003 and 2004:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Interest cost capitalized	4,598	12,146	19,701	2,381
Interest cost charged to statements of income	25,144	23,624	31,757	3,836

Total interest cost incurred	29,742	35,770	51,458	6,217

6	Other (income)/expense, net

Other (income)/expense, net consist of:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Interest income	(4,664)	(3,587)	(3,286)	(397)
Foreign exchange loss, net	639	27	38	5
Dividend income from other investments	—	—	(4,591)	(555)
Other	(6,262)	4,441	2,157	261

	(10,287)	881	(5,682)	(686)

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

7	Income taxes

Bermuda tax

The Company is incorporated under the laws of Bermuda and, under the current Bermuda laws, is not subject to tax on income or capital gains.

The Company has received an undertaking from the Minister of Finance in Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, which exempts the Company and its stockholders, other than stockholders ordinarily resident in Bermuda, from any Bermuda taxes computed on profit, income or any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax at least until the year 2016.

PRC income tax

As Yuchai is a Sino-foreign enterprise in the Western Region of the PRC that is engaged in an encouraged industry, its PRC statutory income tax rate is 15% in 2002, 2003 and 2004 under the relevant PRC income tax laws.

The PRC income tax rates of Yuchai’s subsidiaries under the relevant PRC income tax laws are 15% to 33% in 2002, 2003 and 2004.

Income tax expense in the consolidated statements of income consists of:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Current tax expense	114,463	106,671	104,049	12,572
Deferred tax (benefit)/ expense	(31,221)	6,253	1,116	135

	83,242	112,924	105,165	12,707

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

7	Income taxes (continued)

Income tax expense reported in the consolidated statements of income differs from the amount computed by applying the PRC income tax rate of 15% for the three years ended December 31, 2004 for the following reasons:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Computed “expected” tax expense	93,818	104,536	113,078	13,663
Adjustments resulting from:
- Non-deductible staff expenses	401	256	81	10
- Non-deductible business entertainment	442	—	—	—
- Other non-deductible expenses	88	976	390	47
- Deductible expenses previously recognized as non-deductible items (see Note 1)	(13,358)	—	—	—
- Additional deductions on approved research and development costs (see Note 2)	—	—	(4,091)	(494)
Tax credit relating to purchases of equipment domestically produced in the PRC (see Note 3)	—	—	(12,093)	(1,461)
- Rate differential of subsidiaries	1,851	7,156	7,800	942

Total tax expense	83,242	112,924	105,165	12,707

Notes:

(1)	Prior to 2002, certain expenses totalling Rmb 89,053 approved by the relevant tax authorities were previously reflected as non-deductible expenses in the period in which they were recorded. During the year ended December 31, 2002, deductibility of such expenses was agreed to with the tax authorities.

(2)	Pursuant to relevant PRC tax regulations, Yuchai is entitled to an additional tax deduction based on 50% of approved research and development costs.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

7	Income taxes (continued)

Notes: (continued)

(3)	Pursuant to relevant PRC tax regulations, Yuchai is entitled to a tax credit relating to purchases of equipment domestically produced in the PRC. The Company recognises the tax credit as a reduction of income tax expense when the Company obtains the approval from relevant tax authorities.

(4)	All income before taxes and income tax expense is from PRC sources.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2004 are presented below:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Trade accounts receivable	23,658	26,006	3,143
Inventories	12,616	6,678	807
Property, plant and equipment	72,594	69,247	8,367
Accrued expense and other liabilities	32,752	37,020	4,473
Tax losses carried forward	1,947	3,500	421

Total deferred tax assets	143,567	142,451	17,211

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax losses carried forward utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Forecasted taxable income may significantly differ from actual taxable income in future years, which may result in material revisions to the valuation allowance of deferred tax assets. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately Rmb 949,672 (US$114,743). Taxable income for the years ended December 31, 2002, 2003 and 2004 amounted to Rmb 692,542, Rmb 684,408 and Rmb 693,660 (US$83,811), respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible and tax losses carried forward utilized, management believes it is more likely than not that the Company will realize the benefits of these deductible differences and tax losses carried forward at December 31, 2004.

At December 31, 2004, a subsidiary of the Company has net operating loss carryforwards for PRC income tax purposes of Rmb 23,333 (US$2,819), which are available to offset future PRC taxable income, if any, through 2009.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

8	Trade accounts receivable, net

Trade accounts receivable, net comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Trade accounts receivable	526,052	504,429	60,947
Less: Allowance for doubtful accounts	94,423	107,457	12,984

	431,629	396,972	47,963
Bills receivable	417,982	478,593	57,825

	849,611	875,565	105,788

     An analysis of the allowance for doubtful accounts for 2002, 2003 and 2004 is as follows:

	December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Balance at beginning of year	164,924	158,075	94,423	11,408
Add:
Charge to statements of income	—	—	13,034	1,576
Less:
Written back to statements of income	6,849	493	—	—
Doubtful debts written off	—	63,159	—	—

Balance at end of year	158,075	94,423	107,457	12,984

At December 31, 2003 and 2004, gross trade accounts receivable due from a major customer, Dongfeng Automobile Company and its affiliates (“the Dongfeng companies”), were Rmb 242,376 and Rmb 142,788 (US$17,252), respectively. In establishing the allowance for doubtful accounts, the Company considered all known facts and conditions of its customer base, and the general macroeconomic conditions in the PRC. See Note 31 for further discussion of business concentration risk.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

9	Amounts due from/to related companies

Amounts due from related companies comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Due within one year	55,011	85,614	10,344

Amounts due to related companies comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Due within one year	25,617	42,686	5,157

Related companies include State Holding Company and its subsidiaries and associated companies. At December 31, 2004, the amounts due from/to related companies are unsecured, interest free and arose principally from transactions as disclosed in Note 25(d). All amounts due from/to related companies are payable on demand.

Designated loans to Yuchai Marketing and Logistic Company Limited (“YMLC”), totalling Rmb 205,000 (US$24,769), are carried at an annual interest rate of 5.58% (see Note 25(d)). The designated loans are guaranteed by Coomber Investment Limited (“Coomber”) and State Holding Company, the stockholders of YMLC. The loans to YMLC mature on December 2, 2005.

At December 31, 2003, a loan from State Holding Company, totalling Rmb 8,000 with an annual interest rate of 5.04% was included in related companies balances. The loan was repaid in 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

10	Inventories, net

Inventories comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Raw materials	507,147	699,132	84,472
Work in progress	105,732	141,659	17,116
Finished goods	264,455	505,754	61,107

	877,334	1,346,545	162,695

11	Other receivables, net

Other receivables, net comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
VAT recoverable (see Note 1)	—	91,977	11,114
Staff loans	3,312	8,476	1,024
Staff advance	3,116	3,306	399
Receivable for factoring (see Note 2)	—	6,845	827
Other	2,405	4,810	582

	8,833	115,414	13,946

Notes:

(1)	The VAT recoverable mainly represents a delay in the input VAT approval by the local tax bureau, totalling Rmb 80,896 (US$9,774), as a result of a change in the tax administration of the local tax bureau in December 2004. The amount was subsequently settled in January 2005.

(2)	In December 2004, Yuchai sold trade accounts receivable of Rmb 64,827 (US$7,833) to a commercial bank. The balance represented 10% of the sales amount withheld by the bank that will be released to the Company upon the settlement of the trade accounts receivable. The amount withheld represents the full amounts which may be claimed by the bank pursuant to recourse provisions.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

12	Property, plant and equipment, net

Property, plant and equipment, net comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Buildings	510,034	640,608	77,400
Machinery and equipment	1,246,970	1,583,077	191,273

	1,757,004	2,223,685	268,673
Less: Accumulated depreciation and impairment loss	1,021,363	1,064,754	128,647

Net property, plant and equipment	735,641	1,158,931	140,026

In 2003, management determined that certain property, plant and equipment would no longer be used in production due to the introduction of new environmental regulations in 2003. These changes required an impairment analysis to be performed in accordance with SFAS No. 144. The estimated undiscounted future cash flows generated from such property, plant and equipment were less than their carrying value. The carrying value of such assets were therefore reduced to their estimated fair value. Impairment loss of Rmb 12,405 has been included in “Selling, general and administrative expense” in 2003. Certain of those assets were sold at a loss during 2004. Management has conducted an impairment review on the conditions of the remaining property, plant and equipment and no additional impairment loss was deemed necessary in 2004.

All of Yuchai and its subsidiaries’ buildings are located in the PRC.

As of December 31, 2003 and 2004, certain plant and equipment of Yuchai with an aggregate carrying amount of Rmb 236,995 and Rmb 172,630 (US$20,858), respectively, were pledged as security under certain loan arrangements respectively (see Note 17). Certain plant and equipment of Yuchai with an aggregate carrying amount of Rmb 11,652 were pledged as security under corporate guarantee arrangements to State Holding Company as of December 31, 2003. Such corporate guarantee arrangements was released in 2004.

Loss on disposal of property, plant and equipment for the years ended December 31, 2002, 2003 and 2004 is included in “Selling, general and administrative expense” as follows:

	December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Loss on disposal of property, plant and equipment	7,276	3,359	12,998	1,571

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

12	Property, plant and equipment, net (continued)

The Company has several non-cancellable operating leases, primarily for offices and warehouses that expire over the next four years. These leases generally contain renewal options for periods ranging from one year to three years.

Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2004 are:

	Operating lease payments
December 31,	Rmb	US$
2005	690	84
2006	429	51
2007	216	26
2008	82	10

	1,417	171

Rental expense for operating leases is included in “Selling, general and administrative expense” as follows:

	December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Rental expense	4,241	5,159	9,232	1,115

13	Construction in progress

Construction in progress comprises capital expenditures and capitalized interest charges relating to the following construction of facilities and assembly lines projects:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Diesel engine production line and facilities projects	119,045	211,418	25,544
Factories auxiliary facilities	31,216	86,134	10,407
Office building	49,092	—	—
Second foundry	174,670	29,570	3,573
Others	23,621	51,913	6,273

	397,644	379,035	45,797

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

14 Lease prepayments, net

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Lease prepayments	99,111	99,111	11,975
Less: Accumulated amortization	20,895	24,344	2,941

Lease prepayments, net	78,216	74,767	9,034

The land on which the Company’s buildings are erected is owned by the PRC Government. Yuchai and its subsidiaries are granted the land use rights of 15 to 50 years in respect of such land.

As of December 31, 2003, land use rights of Yuchai with a carrying amount of Rmb 14,914 were pledged as security under certain short-term bank loan arrangements. The security was released in 2004 (see Note 17(a)).

Certain land use right of Yuchai with a carrying amount of Rmb 5,480 was pledged as security under corporate guarantee arrangements to State Holding Company as of December 31, 2003. Such corporate guarantee arrangements were released in 2004.

15 Investments

Investments are analyzed as below:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Equity in affiliated companies	—	518	63
Other investments, at cost	5,705	6,535	789

Total	5,705	7,053	852

16 Goodwill

Goodwill represents the acquisition cost of Yuchai in excess of the estimated fair value of its net assets. There is no change in the carrying amount of goodwill for the years ended December 31, 2002, 2003 or 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

17 Debt

(a) Short-term bank loans

     Short-term bank loans were denominated in Renminbi as follows:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Rmb denominated loans	240,000	430,000	51,954

The weighted average interest rate of short-term bank loans at December 31, 2003 and 2004 was 4.98% and 5.28% per annum, respectively.

As of December 31, 2003, short-term bank loans of Rmb 10,000 were secured by the pledge of land use rights (see Note 14). As of December 31, 2003 and 2004, short-term bank loans of Rmb 60,000 and Rmb 50,000 (US$6,041), respectively, were secured by the pledge of certain of Yuchai’s plant and equipment (see Note 12).

(b) Long-term bank loans

     Yuchai’s long-term bank loans comprise:

	Interest rate
	at
	December	December 31,
	31,2004	2003	2004	2004
	(per annum)	Rmb	Rmb	US$
Rmb denominated loans:
- due in 2005	5.94%	50,000	—	—
- due in 2006	4.94% - 5.49%	—	100,000	12,083

Total long-term bank loans outstanding		50,000	100,000	12,083
Less: Amounts due within 1 year included under current liabilities		50,000	—	—

Amounts due after 1 year		—	100,000	12,083

As of December 31, 2003, long-term bank loans totalling Rmb 50,000 were secured by certain Yuchai’s plant and equipment (see Note 12). All long-term bank loans were unsecured as of December 31, 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

18 Accrued expense and other liabilities

     Accrued expense and other liabilities comprise:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
VAT payable	7,086	—	—
Deposits from customers	41,342	54,165	6,544
Staff welfare payable (see Note)	15,041	15,041	1,817
Allowance for product warranty (see Note 19)	101,215	126,114	15,238
Wages payable	77,216	110,577	13,360
Management bonus payable (see Note 25(h))	33,492	36,574	4,419
Payable for construction in progress	24,848	39,139	4,729
Accrued research and development expense	9,497	16,472	1,990
Accrued advertising expense	8,249	7,225	873
Accrued payable for lawsuit compensation (see Notes 22(c) and 22(d))	15,268	15,268	1,845
Accrued legal fee and other professional fee	3,829	2,762	334
Individual income tax withholding	3,978	8,161	986
Other accrual and liabilities	55,338	53,422	6,455

	396,399	484,920	58,590

Note:	Staff welfare payable is determined by Yuchai’s Board of Directors. The payable can be applied towards the payment of special bonuses or collective welfare benefits to staff and workers of Yuchai, such as staff dormitories and staff welfare facilities.

19 Allowance for product warranty

     An analysis of the allowance for product warranty for 2002, 2003 and 2004 is as follows:

	December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Balance at beginning of year	29,699	66,864	101,215	12,230
Allowance charged to statements of income	127,058	162,369	190,205	22,981
Less: Allowance utilized	89,893	128,018	165,306	19,973

Balance at end of year	66,864	101,215	126,114	15,238

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

20 Statutory reserves

Yuchai and its subsidiaries follow PRC GAAP in the preparation of their accounting records and PRC GAAP statutory financial statements. PRC GAAP requires Yuchai and its subsidiaries to provide for certain statutory reserves which are designated for specific purposes. Such reserves are not distributable in the form of cash dividends (see Note 28).

Article 177 of the Company Law of the PRC requires companies to allocate 10% of their annual net income to their statutory general reserve and 5% to 10% to their statutory public welfare fund. Yuchai and its subsidiaries made total appropriations of 15% of its net income to the statutory reserves for the years ended December 31, 2002, 2003 and 2004. For the purpose of calculating the transfers to reserves, net income is determined based on the net profit reported in the PRC GAAP financial statements.

The Company’s attributable share in the statutory reserves of Yuchai and its subsidiaries for the three years ended December 31, 2004 is as follows:

	December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Statutory general reserve (see Note (a))

Balance at January 1	81,953	116,702	156,111	18,861
Transfer from statements of income	34,749	39,409	13,930	1,684

Balance at December 31	116,702	156,111	170,041	20,545

Statutory public welfare fund (see Note (b))

Balance at January 1	11,025	28,398	48,103	5,812
Transfer from statements of income	17,373	19,705	22,379	2,704

Balance at December 31	28,398	48,103	70,482	8,516

General surplus reserve (see Note (c))
Balance at January 1 and December 31	25,706	25,706	25,706	3,106

Total	170,806	229,920	266,229	32,167

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

20 Statutory reserves (continued)

     Notes:

(a)	In accordance with the relevant regulations in the PRC, the 10% appropriations to the statutory general reserve are required until the balance reaches 50% of the authorized share capital of Yuchai and its subsidiaries. Statutory general reserve can be used to make good previous years’ losses, if any, and may be converted into share capital by the issue of new shares to stockholders in proportion to their existing shareholdings, or by increasing the par value of the shares currently held by them, provided that the reserve balance after such issue is not less than 25% of the authorized share capital.

(b)	Yuchai and its subsidiaries shall determine to transfer 5% to 10% of its net income to the statutory public welfare fund. There is no limit on the amount that may be allocated to this fund. This fund can only be utilized on capital expenditure for the collective welfare of Yuchai and its subsidiaries’ employees, such as the construction of dormitories, canteen and other welfare facilities, and cannot be utilized to pay staff welfare expenses. The transfer to this fund must be made before the distribution of a dividend to stockholders.

(c)	Yuchai and its subsidiaries shall transfer from the statutory public welfare fund to the general surplus reserve an amount equal to the cost of assets acquired during the year for the collective welfare of its employees. These assets belong to Yuchai and its subsidiaries, and depreciation expense and any profit or loss on disposal will be reflected in the statements of income. On disposal of these assets, the original transfers to this reserve should be reversed to the statutory public welfare fund. As of December 31, 2003 and 2004, the carrying amounts of assets acquired utilizing the statutory public welfare fund amounted to Rmb 22,534 and Rmb 20,786 (US$2,511), respectively.

21 Commitments

     As of December 31, 2003 and 2004, Yuchai had the following commitments:

	December 31,
	2003	2004	2004
	Rmb	Rmb	US$
Authorized and contracted for:

Improvement to existing production facilities	66,825	373,397	45,115
Construction of office building	17,048	—	—

	83,873	373,397	45,115

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

22 Contingencies

(a) Product liability

The General Principles of the Civil Law of China and the Industrial Product Quality Liability Regulations imposes that manufacturers and sellers are liable for loss and injury caused by defective products. Yuchai and its subsidiaries do not carry product liability insurance. Yuchai and its subsidiaries have not had any significant product liability claims brought against them.

(b) Environmental liability

In accordance with the relevant environment protection laws in the PRC, the manufacturing and sales of EURO I engines in major urban area became unlawful after December 31, 2004. After that date, only engines equipped with EURO II engines can be sold and used in major urban area. Management expects the compliance with applicable environment protection laws will not have any material adverse impact to Yuchai and its subsidiaries.

(c) Dispute with Yulin Road Bureau

In 2002, Yuchai was involved in legal proceedings instituted by the Yulin Road Bureau against Yuchai and Nanning Hengji Company, an unrelated third party. In these proceedings, the Yulin Road Bureau sought payment of Rmb 7,259 from Yuchai and Nanning Hengji Company, which allegedly represents the construction cost of a road built by the Yulin Road Bureau near Yuchai’s factory. At trial, a Yulin court ordered Yuchai and Nanning Hengji Company to pay Rmb 4,595 to the Yulin Road Bureau. Yuchai appealed this decision to a Guangxi court and Yuchai won this appeal. The Yulin Road Bureau subsequently further appealed and was successful, resulting in a retrial of this case being ordered by the courts. A date for the retrial has not yet been fixed. The Company has previously recorded a provision of Rmb 4,595 as at December 31, 2003 which was included in “Accrued expense and other liabilities”. The Company has retained the provision of Rmb 4,595 (US$555) as at December 31, 2004 as such amount represents the Company’s best estimate of the probable loss.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

22 Contingencies (continued)

(d) Dispute with Bank of China

In 2003, the Yulin Branch of Bank of China (“BOC”) initiated legal proceedings to recover Rmb 6,603 from Yuchai based on an irrevocable letter of guarantee issued by Yuchai to the BOC in 1993 to secure a loan of US$550 to Great Wall Machinery Plant (“Great Wall”). At trial, a Yulin court ruled that if Great Wall could not repay the loan Yuchai would be liable to the BOC. Yuchai subsequently appealed, but lost the appeal. In January 2004, State Holding Company issued a letter of commitment confirming that it would reimburse Yuchai in the event that Yuchai was required to pay on this guarantee. Based on the advice of the Company’s legal counsel, the Company has recorded a loss contingency equal to the amount of the claim, which has been offset by amounts to be reimbursed by State Holding Company. The amount due to BOC and the amount due from State Holding Company have been recorded in “Accrued expense and other liabilities” and “Amounts due from related companies”, respectively, as at December 31, 2003 and 2004.

(e) Guarantees

During 2004, YEGCL guaranteed borrowings of Rmb 7,605 (US$919) granted by commercial banks to unrelated parties. The borrowings are due in equal monthly or quarterly instalments through one to two years. The guarantees were made to individual persons who applied for mortgage loans from commercial banks to purchase automobiles equipped with diesel engines produced by Yuchai. The guarantees are for the entire amount and term of the borrowings. In return, YEGCL receives a premium fee amounted to 1% to 3% of the amount of borrowings. All guarantees are secured by automobiles totalling Rmb 11,693 (US$1,413) at December 31, 2004. If the individual defaults on payment, YEGCL would have to perform under the guarantees. It is reasonably possible that YEGCL would be required to make payment under its guarantees. As of December 31, 2004, the maximum amount of undiscounted payments that YEGCL would have to make in the event of default is Rmb 7,422 (US$897). Pursuant to the requirements of FIN 45, the Company accrued Rmb 220 (US$27) related to its stand ready obligation under the guarantee arrangement. This amount recognized is equal to the premium received or receivable and is amortized on a straight line basis over the term of guarantees. The amortized amount of Rmb 14 (US$2) was recorded as revenue. The balance of the accrual, which is included in “Accrued expenses and other liabilities”, was Rmb 206 (US$25) as of December 31, 2004. No amount have been accrued as a loss contingency related to these guarantees because payment by YEGCL is not probable.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

22 Contingencies (continued)

(f) Outstanding bills discounted

As of December 31, 2003 and 2004, outstanding bills discounted with banks for which the Company has retained a recourse obligation totalled Rmb 729,580 and Rmb 1,117,750 (US$135,051), respectively.

(g) Outstanding letter of credits

As of December 31, 2003 and 2004, the Company issued irrevocable letters of credit of Rmb 171,963 and Rmb 165,874 (US$20,042), respectively.

(h) Other outstanding litigation

In addition to the matters disclosed in Notes 22(c) and 22(d), the Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

23 Dispute with State Holding Company

The Company has from time to time encountered difficulties in obtaining the cooperation of the State Holding Company and Mr Wang Jianming in the daily management and operation of Yuchai, including obtaining payments of the Company’s share of the final 2001 dividend declared in August 2002. Mr Wang Jianming is the chairman, legal representative and chief executive officer of Yuchai, as well as the chairman and legal representative of the State Holding Company, the principal Chinese shareholder (the “Chinese stakeholders”).

The Chinese stakeholders have asserted that the transfer of ownership of shares with respect to Yuchai in November 1994, in connection with the Company’s initial public offering (“IPO”), was not validly approved by the Chinese authorities, and that as a result thereof its exercise of control over Yuchai has been improper.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

As a result of a number of meetings between the parties in dispute and ongoing discussions, the Company and the minority shareholders entered into an agreement in July 2003 (the “July 2003 Agreement”) to work together in trying to jointly promote mutual plans to enhance the Company’s shareholder value. The parties to July 2003 Agreement and their advisors had actively sought to agree on a restructuring plan for the Company, possibly including, to the extent permitted by applicable laws and regulations, by way of (1) creating an new Yuchai holding company and spinning it off (along with all of the Yuchai shares it owns) to the Company’s shareholders in proportion to their economic interests and the listing of the new Yuchai holding company (without any golden or special share) on an international capital market; and (2) restructuring and/or recapitalizing the assets and capital of the Company so as to allow the Company to maintain its New York Exchange listing.

In 2004, discussions with the Chinese stakeholders including Coomber and their respective professional advisors regarding implementation of the July 2003 Agreement have continued. Proposals and counter-proposals for the potential spin-off of Yuchai had been presented and were under discussion by the respective parties.

On December 5, 2004, Mr Wang Jianming on behalf of State Holding Company, wrote to the Company indicating that unless a restructuring proposal was agreed by January 1, 2005, the Chinese stakeholders might conclude that the July 2003 Agreement could not be implemented. On February 15, 2005, Coomber, Goldman Industrial Limited, Zhong Lin Development Company and State Holding Company (collectively “Reporting Persons”) filed an amended Schedule 13D reporting beneficial ownership of 8,601,550 shares, or 24.3% of the Company to reassert that the Company’s failure to confirm its relationship with Yuchai under Chinese laws and unable to substantiate its claim that the Company’s majority ownership of, and HLA’s right to control Yuchai, have received the government approvals required by Chinese laws. The filing also mentioned that, as part of the July 2003 Agreement, the Company agreed that, pending the implementation of the July 2003 Agreement, directors nominated by Coomber Investment Limited and State Holding Company would constitute a majority of Yuchai’s Board. The Reporting Persons also concluded that the shareholders meeting on December 6, 2004 held by the Company, which was attended solely by the holders of Foreign Shares of Yuchai was invalid.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

In response to the Schedule 13D filed by the Reporting Persons on February 15, 2005, the Company filed a Form 6K on April 1, 2005. The Company disagreed with the Reporting Persons’ claims that the Company had failed to confirm its relationship with Yuchai under Chinese laws and that the Company’s majority ownership of, and HLA’s right to control Yuchai, have not received the government approvals required by Chinese laws for the following reasons:

-	the Company has obtained independent legal opinions from two independent Chinese law firms, confirming all necessary contents and/or approvals of the governmental or regulatory agencies or bodies in the PRC having jurisdiction over Yuchai were obtained at the time of IPO;

-	the signing of various underwriting, share subscription and indemnification agreements and other transaction documents in connection with the IPO by Mr Wang Jianming at the time of IPO under the authorization of Yuchai, which each document contemplated the indirect majority ownership of and control over Yuchai by the Company and the existence of the Special Share issued by the Company;

-	the notification of the IPO to China Securities Regulatory Commission and the Ministry of Foreign Trade and Economic Cooperation at the time of IPO; and

-	the unchanged ownership structure since the IPO.

On April 7, 2005, the Company entered into a Reorganization Agreement (“Reorganization Agreement”) with Yuchai and Coomber in furtherance of the terms of the July 2003 Agreement, and the terms of such agreement were acknowledged and agreed to by the State Holding Company. The principle terms contained in the Reorganization Agreement are as follows:

(a) Governance related issues

(i)	Yuchai affirmed the rights of the Company’s six wholly-owned subsidiaries (collectively the “CYI Group”) as shareholders of Yuchai and further affirmed CYI Group’s continued rights as majority shareholders to direct the management and policies of Yuchai through its board of directors;

(ii)	Yuchai acknowledged and confirmed that its board is comprised of nine directors nominated by the holders of the Foreign Shares of Yuchai and four directors nominated by the holders of the States Shares of Yuchai;

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

       (a) Governance related issues (continued)

(iii)	Yuchai would immediately establish a financial sub-committee and other relevant committees contemplated by the Articles of Association of Yuchai;

(iv)	Yuchai agreed that it would seek the requisite shareholders approval prior to entering into any material transactions (including any agreements or arrangements with parties related to Yuchai or any of its shareholders) and that it would comply with its governance requirements, including the revised and restated Articles of Association of Yuchai as approved by its directors and shareholders in 1996 and other constitutive documents;

(v)	within 30 days of the Reorganization Agreement, Yuchai would:

-
convene a board and shareholders meeting to approve the steps to be taken by Yuchai and YMLC for the capitalization of the RMB 205,000 (US$24,769) loan as equity capital of YMLC (representing a 67.2 percent interest in the enlarged issued share capital of YMLC), provided that there shall be no adverse consequences to the Restructuring Exercise (as described below). However, the RMB 205,000 (US$24,769) loan would be repaid by YMLC in case the capitalization of the amount would bring adverse consequences to the Restructuring Exercise;

-	convene a board meeting to terminate the sale of the spare parts business of one of its subsidiaries; and

-	convene a board and shareholders meeting to approve the declaration and payment of a dividend for the financial years ended December 31, 2003 and 2004 of RMB 300,000 (US$36,247).

(vi)	promptly upon execution of the Reorganization Agreement, Yuchai would implement the corporate governance guidelines approved by its directors and shareholders on November 1, 2002 and establish an appropriate corporate governance structure conforming to international custom and practice;

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (a) Governance related issues (continued)

(vii)	within 30 days of the Reorganization Agreement, Yuchai would give formal effect to the following by taking all necessary steps and causing all necessary documents to be approved, formalized, endorsed, registered and filed with the relevant governmental authorities:

-
the revised and/or restated Articles of Association of Yuchai as approved by its shareholders/directors in 1996 incorporating the corporate governance guidelines approved by its directors and shareholders on November 1, 2002;

-	the constitution of the board of Yuchai; and

-	the compliance programme for the internal controls over financial reporting of Yuchai with respect to section 404 of the Sarbanes-Oxley Act; and

(viii)	Under the terms of the Reorganization Agreement, Yuchai is required to, within 5 business days from the date that an unqualified audit report is issued on the Company’s financial statements in the form substantially similar to that of the unaudited financial statements filed by the Company in its Form 6K dated February 28, 2005, pay to the Company an amount of US$20,000 as consideration for ensuring that Coomber will receive no less than 6,354,911 Newco shares under the Coomber Share Exchange as described in note 23(b)(v) by the Company.

       (b) The Restructuring Exercise

(i)	the Company would cause a new company to be formed in Bermuda (“Newco”) with a board comprising nominees of the Company and Yuchai in the same respective proportions to the holders of Foreign Share of Yuchai and State Shares of Yuchai on Yuchai’s board of directors, with charter documents and officers mutually agreeable to the Company and Yuchai;

(ii)	the Company would contribute its 76.4% indirect interest in Yuchai (i.e. 361,420,150 shares) to Newco in exchange for a number of Newco shares equal to the number of outstanding common shares of the Company at the date of the Reorganization Agreement;

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (b) The Restructuring Exercise (continued)

(iii)	Newco would apply to list its shares on the New York Stock Exchange, Inc. (“NYSE”);

(iv)	the Company would use reasonable efforts to acquire assets and/or businesses of such size and which shall have achieved historical operating results of a magnitude sufficient to permit the continued listing of the Company on the NYSE under the listing standards of that exchange after the spin-off exercise as described in Note 23(b)(vii);

(v)	Subject to appropriate regulatory approvals, if any, Coomber would transfer to the Company 6,701,550 unencumbered shares of the Company in exchange for a number of unencumbered Newco shares held by the Company in the same proportion that the 6,701,550 shares of the Company bears to the total number of shares of the Company issued and outstanding at the time of completion of the share exchange (taking into account any new shares of the Company that may arise from the conversion of any of the convertible bonds of the Company outstanding at the date of the Reorganization Agreement but disregarding any new shares of the Company that may be issued after the date of the Reorganization Agreement) (the “Coomber Share Exchange”). Coomber would therefore received no less than 6,354,911 shares in Newco by virtue of the requirements of this paragraph.

(vi)	Subject to appropriate regulatory approvals, and following the completion of the Coomber Share Exchange, the State Holding Company would contribute directly (or indirectly through Coomber or Goldman Industrial Ltd) to Newco all of the shares of Yuchai owned by the State Holding Company (i.e. 104,483,646 shares), in exchange for 10,216,508 new shares of Newco to be issued by Newco;

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (b) The Restructuring Exercise (continued)

(vii)	Subject to the terms of the Reorganization Agreement, the Company would distribute all of its Newco shares to its shareholders, pro rata in accordance with their ownership of shares of the Company (the “Spin-off”), provided, however, that the Company may, if necessary, temporarily retain up to 10,000,000 shares of Newco. If any such shares are retained, and subject to the Company obtaining any necessary approval of its shareholders, the Company would:

-
grant to Coomber an irrevocable proxy to vote such shares for the election of directors to the board of Newco for such time as these shares are owned by the Company. Newco will enter into an appropriate registration rights agreement to permit the Company to sell the retained shares to the public at such time as the Company determines that the sale of the retained shares will not affect its listing status on the NYSE;

-	not knowingly sell more than 2,000,000 of such shares to any entity or related group of entities unless the Company has the prior written approval of Coomber;

-
contemporaneous with completion of the Spin-off, Yuchai would pay the Company US$30,000 in cash for the Company’s loss of its controlling interest in Yuchai. No portion of the Newco shares to be distributed to the Company’s shareholders would be distributed in respect of the special share held by HLA;

-
submit the spin-off approval to the shareholders of the Company at a meeting to be called and held for such purpose in accordance with Bermuda law, if necessary. The Company and Yuchai will respectively use reasonable efforts to have HLA and Coomber vote in favour of the spin off at the meeting.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (b) The Restructuring Exercise (continued)

(vii)	(continued)

-
within 30 calendars days of the Reorganization Agreement, the Company and Yuchai will jointly engage an internationally reputable financial adviser to (a) assist Newco to apply for the listing of its shares on the NYSE and (b) assist the Company with the implementation of the Spin-off. Any direct and incidental costs and expenses (other than taxes) incurred in connection with such listing and the Spin-off (including any fees payable to the financial adviser, audit, legal and tax advisers) shall be borne or reimbursed by Yuchai monthly. Without limitation to the foregoing, Yuchai would also, within 10 calendar days from the date of this Agreement, pay an advisory fee of US$1,500 to each of the Company and an internationally reputable financial advisor, which is to be appointed, for their advisory assistance rendered in connection with the listing of Newco and the Spin-off and be further responsible to reimburse each of them for all out-of-pocket expenses incurred in connection with such listing and Spin-off.

(viii)	the parties to the Reorganization Agreement acknowledged and accepted that the CYI Group, as majority shareholders of Yuchai and with majority control of the board of Yuchai, may cause the employment of Yuchai’s current Chief Executive Officer to be terminated in accordance with the terms of his employment agreement. The Company acknowledged and accepted, however, that the successful implementation of the Restructuring Exercise would require the continued uninterrupted involvement and participation of Yuchai’s current Chief Executive Officer on and subject to the terms (including remuneration) of his employment agreement. Accordingly, the Company agreed that it would not take any action prior to the completion of the Restructuring Exercise that would interfere with, or cause the termination of, the employment of Yuchai’s current Chief Executive Officer except if he were to be prosecuted or convicted for any activities of a criminal nature.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (c) Implementation of the Reorganization Agreement

Up to the date of this report:

(i)	the board and shareholders of Yuchai have, at a duly convened board meeting held on April 21, 2005 and a duly convened shareholders meeting held on May 16, 2005, approved the following principle matters relating to the Reorganization Agreement:

-
the proposed capitalization of YMLC was varied by the board of directors of Yuchai at its meeting on April 21, 2005 and approved by its shareholders. Coomber has assumed the obligation to return RMB165,400 (US$19,984) of the unauthorised RMB205,000 (US$24,769) loan that was made by Yuchai to YMLC and which had been guaranteed by Coomber to Yuchai by December 6, 2005. The remaining RMB39,600 (US$4,785) loan would remain as a loan by Yuchai to YMLC and would only be injected as share capital of YMLC after the successful Spin-off of Yuchai in line with the terms of the Reorganization Agreement;

-	a dividend payment for the financial years ended 31 December 2003 and 2004 in the amount of RMB302,713 (US$36,575);

-	the establishment and appointment of members of three sub-committees under the board, comprising the nominations committee, the remuneration committee and the audit committee;

-
the establishment of a financial committee chaired by Mr Wang Jianming and two directors, designated by the holders of Foreign Shares of Yuchai, to approve all borrowings, guarantees, loans issuance of company debt and investment;

-	the termination of the sales of the spare parts business of one of its subsidiaries;

-	the payment of US$20,000 to the Company pursuant to the Reorganization Agreement;

-
amendments to the Articles of Association of Yuchai as approved by Yuchai’s shareholders/directors in 1996 incorporating the corporate governance guidelines approved by Yuchai’s directors and shareholders on November 1, 2002;

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

23 Dispute with State Holding Company (continued)

     (c) Implementation of the Reorganization Agreement (continued)

Up to the date of this report: (continued)

(i)	the board and shareholders of Yuchai have, at a duly convened board meeting held on April 21, 2005 and a duly convened shareholders meeting held on May 16, 2005, approved the following principle matters relating to the Reorganization Agreement: (continued)

-
the acceptance of the appointment of two newcoming independent directors of Yuchai to replace Mr Gan Khai Choon and Mr Wrixon Frank Gasteen, and confirmed the appointment of three directors appointed by holders of States Shares of Yuchai and six directors appointed by holders of Foreign Shares of Yuchai; and

-	the appointment of one independent director nominated by the holders of State Shares of Yuchai, and three independent directors nominated by the holders of Foreign Shares of Yuchai.

(ii)	an internationally reputable financial adviser has been engaged by Yuchai to assist Newco to apply for the listing of its shares on the NYSE and assist the Company with the implementation of the Spin-off;

(iii)	the Company has received payment of an advisory fee in the amount US$1,500 from Yuchai as provided for under the Reorganization Agreement; and

(iv)	the Company has received its share of the dividend declared and paid by Yuchai in respect of the financial years ended December 31, 2003 and 2004 on May 24, 2005 for amount of US$27,906.

24 Retirement and other postretirement benefits

As stipulated by the regulations of the PRC, Yuchai and its subsidiaries participate in a defined contribution retirement plan organized by the Guangxi Regional Government for its staff. All staff are entitled to an annual pension equal to a fixed proportion of their final basic salary amount at their retirement date. For the years ended December 31, 2002, 2003 and 2004, Yuchai and its subsidiaries were required to make contributions to the retirement plan at a rate of 20.0% of the basic salary of their staff. The Guangxi Regional Government is responsible for the entire obligations of all Yuchai and its subsidiaries’ retirees. Expenses incurred in connection with the plan were Rmb 22,012, Rmb 24,101 and Rmb 29,868 (US$3,609), respectively, for the years ended December 31, 2002, 2003 and 2004. Yuchai and its subsidiaries have no obligation for the payment of pension benefits or any other postretirement benefits beyond the annual contributions described above.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

25 Related party transactions

The Company has undertaken significant business transactions with related companies during the three years ended December 31, 2004. The following is a summary of these transactions:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Sales of trucks from customers to Guangxi Yuchai Mechanical and Electronics Company (“GYMEC”) (see Note (a))	—	1,346	753	91
Purchases of trucks from GYMEC to suppliers (see Note (a))	2,657	7,066	2,165	262
Sales of diesel engines and raw materials to State Holding Company, its subsidiaries and associated companies (see Note (d))	2,601	23,611	3,784	457
Purchase of raw materials and supplies from subsidiaries and associated companies of State Holding Company (see Note (d))	65,353	93,056	142,829	17,257
Delivery expense charged by a subsidiary of YMLC (see Note (d))	44,747	62,206	65,468	7,910
General and administrative expenses
- charged by State Holding Company (see Note (b))	24,186	30,607	21,180	2,559
- charged by HLA (see Note (g))	4,200	4,427	4,142	500

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

25 Related party transactions (continued)

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Loan from State Holding Company (see Note (d))	—	8,000	—	—
Interest charged by State Holding Company (see Note (d))	—	34	—	—
Loans to YMLC (see Note (d))	—	—	205,000	24,769
Purchase of trucks from YMLC (see Note (e))	—	—	95,391	11,526
Processing fee to YMLC (see Note (f))	—	—	12,329	1,489

     Notes:

     (a) Sales and purchases of diesel trucks to/from GYMEC

GYMEC was formerly a subsidiary of State Holding Company. It became a subsidiary of YMLC following a share transfer from State Holding Company to YMLC in 2004. During 2003 and 2004, Yuchai received diesel trucks from certain customers as part of the settlement of their trade accounts receivable. Pursuant to an agreement between Yuchai and GYMEC, Yuchai sold such diesel trucks at cost to GYMEC, which owns a business license for selling diesel trucks in the PRC. Yuchai recorded a receivable from GYMEC in connection with the truck sales.

Amount due from GYMEC as at December 31, 2002 was classified as long term receivable and was recorded at its net present value based on a discount rate of 5.94% generally available for similar with banks in the PRC. The amount was subsequently settled. The Company re-negotiated the repayment term of new balance due from GYMEC in 2003 and the amount due from GYMEC is repayable on demand.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

25 Related party transactions (continued)

     Notes: (continued)

     (b) General and administrative expense

State Holding Company charges Yuchai for certain general and administrative expenses in respect of property management services rendered by State Holding Company. The expenses are charged to Yuchai and its subsidiaries by State Holding Company on an actual incurred basis. The Company believes that the expenses charged to Yuchai by State Holding Company would not have been materially different on a stand-alone basis because Yuchai could provide these services for itself at approximately the same amount.

     (c) Assignment of debt to GYMEC

In 2003, the Company entered into a deed of assignment (“the Deed”) whereby one of the Company’s customers assigned all the rights and liabilities of the outstanding amount due to the Company totalling approximately Rmb 15,000 to GYMEC. Pursuant to the Deed, GYMEC became one of the sales agents of this customer who is principally engaged in manufacturing and sales of motor vehicles. As of December 31, 2003 and 2004, the outstanding balances due from GYMEC related to this assignment was Rmb 3,700 (US$447). The amount due from GYMEC is interest free and repayable on demand.

     (d) Amounts due from/to related companies

Amounts due from/to related companies comprise mainly (i) general and administrative expenses charged by State Holding Company (ii) loans to YMLC (iii) receivables for the sale of diesel trucks with GYMEC (iv) normal sales and purchases to and from the subsidiaries and associated companies of State Holding Company (v) delivery expense charged by a subsidiary of YMLC (vi) the awarded damages of the lawsuit undertaken by State Holding Company (Note 22(d))(vii) assignment of receivable from GYMEC (viii) expense paid on behalf of Coomber (see Note 25(j)) (ix) purchase of trucks from YMLC (x) processing fee to YMLC.

The loans to YMLC are short-term, interest bearing with an annual interest rate of 5.58% (see Note 9).

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

25 Related party transactions (continued)

     Notes: (continued)

     (d) Amounts due from/to related companies (continued)

In addition to the above, Yuchai also entered into transactions with other PRC Government owned enterprises. The Company considers that these transactions were entered into in the normal course of business and expects that these transactions will continue on normal commercial terms. Balances with other PRC entities are excluded from this caption.

     (e) Purchase of trucks from YMLC

Since July 2004, subsidiaries of YMMC have engaged in the sale of trucks which were mainly supplied by and purchased from YMLC. The Company considers that these transactions were entered into in the normal course of business and expects that these transactions will continue on normal commercial terms.

     (f) Processing fee to YMLC

The fee is for the provision of packaging of spare parts by YMLC. The Company considers that these transactions were entered into in the normal course of business and expects that these transactions will continue on normal commercial terms.

     (g) Amount due to the holding company

Amount due to the holding company comprise mainly general and administrative expenses charged by the holding company in relation to the management, financial planning and control and other services provided to Yuchai. The balance is unsecured, interest free and repayable within one year.

     (h) Management incentive plans

Yuchai has a management bonus plan under which annual incentive bonuses in an aggregate amount equal to 2.5% of after-tax profit are mandatorily required to be paid to Mr Wang Jianming, the Chairman and Chief Executive Officer of Yuchai if Yuchai achieves 80% of the after-tax profit approved in the annual budget by Yuchai’s Board of Directors. Bonus expense recognized in accordance with such plan in the years ended December 31, 2002, 2003 and 2004 amounted to Rmb 13,506, Rmb 17,721 and Rmb 17,556 (US$2,121), respectively.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

25 Related party transactions (continued)

     Notes: (continued)

     (h) Management incentive plans (continued)

Mr Wang Jianming is also the legal person representative of State Holding Company and is in charge of and responsible for the operations of State Holding Company. Mr Wang Jianming does not have any ownership interest in and does not receive any compensation from State Holding Company.

     (i) Stock option plan

The Company adopted a stock option plan (the “Plan”) in December 1994 to award stock options to key employees and outside directors. No options had been granted under the Plan.

     (j) Consultancy fee paid on behalf of Coomber

In 2003, the Company entered into an agreement, totalling Rmb 60,000 with a consultancy company in connection with the design of an information system for YMLC to be undertaken by Coomber pursuant to which Coomber has agreed to pay for all expenses incurred by the Company in respect of this project on or before 31 December 2004. In 2003, the Company incurred payments totalling Rmb 13,347 in respect of the project, which have been recorded in amounts due from related companies. See Note 25(d). The amount was subsequently repaid in 2004.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

26 Product revenue information

     Revenues from external customers by product category are summarized as follows:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Revenues, net

4-Series Light-Duty Diesel Engines	361,214	769,805	1,183,992	143,054
6105 Medium-Duty Diesel Engines	677,206	911,190	1,143,535	138,166
6108 Medium-Duty Diesel Engines	1,459,060	1,504,140	1,372,073	165,779
6112 Heavy-Duty Diesel Engines	747,721	1,003,791	1,203,558	145,419
6113 Heavy-Duty Diesel Engines	—	3,697	97,368	11,764
Diesel Engine Parts	148,916	228,500	502,598	60,726
Others *	118,930	148,827	78,971	9,543

	3,513,047	4,569,950	5,582,095	674,451

*	Others mainly represent the revenues earned through sales of motor vehicle chassis and power generators.

27 Foreign currency exchange

The Renminbi is not fully convertible into foreign currencies. All foreign exchange transactions involving Renminbi must take place either through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China which are determined largely by supply and demand.

Foreign currency payments, including the remittance of earnings outside of the PRC, are subject to the availability of foreign currency which is dependent on the foreign currency denominated earnings of Yuchai and must be arranged through banks authorized to conduct foreign exchange business.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

28 Distribution of profits

The Company’s only sources of cash flow are its share of the dividends, if any, paid by Yuchai to the Company. With respect to dividends by Yuchai, applicable PRC laws and regulations require that, before it can distribute profit to its stockholders it must satisfy all tax liabilities, recover losses in previous years and make contributions to certain statutory reserves as discussed in Note 20. Such dividends may be paid partly in Renminbi and partly in foreign currency. In the event that dividends are distributed in Renminbi, the dividends may be converted into foreign currency and remitted in accordance with relevant PRC laws, regulations and policies and to the extent permitted by PRC market conditions. Dividends of Yuchai are determined based on distributable profit reported in its PRC GAAP financial statements, after appropriation to statutory reserves. Such distributable profits differ from the amounts reported under U.S. GAAP (see Note 20).

Under the Companies Act of 1981 of Bermuda (as amended), the Company’s contributed surplus is available for distribution to stockholders.

29 Derivative instrument and hedging activities

For the periods presented, the Company and its subsidiaries did not enter into transactions with respect to derivative instruments. The Company and its subsidiaries do not hedge risk exposures or speculate using derivative instruments.

30 Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, trade accounts receivable, bills receivable, short term amounts due from related companies, prepaid expenses, other receivables, short-term bank loans, current instalments of long-term bank loans, trade accounts payable, amount due to the holding company and amounts due to related companies approximates their fair value because of the short maturity of these instruments. It was not practicable for Yuchai to estimate the fair value of its equity investment for which a quoted market price is not available because it has not yet obtained or developed the valuation model necessary to make the estimate, and the cost of obtaining an independent valuation appears excessive considering the materiality of the equity investment to Yuchai. Yuchai does not believe the carrying value of the equity investment will be significantly different from its fair value.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

30 Fair value of financial instruments (continued)

Cash and cash equivalents of Yuchai and its subsidiaries denominated in foreign currencies have been translated at the balance sheet date into Renminbi at rates quoted by the People’s Bank of China. Yuchai does not have and does not believe it will have any difficulty in exchanging its foreign currency cash for Renminbi.

The carrying amount of long-term bank loans approximates their fair value based on the borrowing rates currently available for bank loans with similar terms and average maturities.

31 Business credit concentration

Substantially all of the Company’s customers are located in the PRC. The following are the customers that individually comprise 10% or more of gross revenue in any of the relevant periods:

	Years ended December 31,
	2002	2003	2004	2004
	Rmb	Rmb	Rmb	US$
Liuzhou Dongfeng Automobile	513,789	391,086	830,018	100,286
Hubei Dongfeng Automobile (see Note)	359,598	613,448	344,910	41,673

Note: Sales to Hubei Dongfeng Automobile for the year ended December 31, 2002, 2003 and 2004 was approximately 10.2%, 13.4% and 6.2% of total sales.

All the above customers are controlled by or affiliated with Dongfeng Automobile Company. At December 31, 2003 and 2004, approximately 46% and 29% of gross trade accounts receivable, respectively, were due from these customers. The Company considers its relationships with these major customers to be good; however, the loss of one or more of the Company’s major customers would have a material adverse effect on the Company’s results of operations.

During periods of economic expansion, the demand of trucks, construction machinery and other application of diesel engines generally increase. Conversely, during economic slowdowns the diesel engine industry is generally adversely affected by a decline in demand. As a result, the performance of Chinese economy will affect the Company’s business and prospects by a significant degree.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

32 Subsequent events

(a) Acquisition of a significant stake in a China-focus distribution company

On February 7, 2005, the Company entered into a conditional subscription agreement to acquire a stake of approximately 14.99% in Thakral Corporation Ltd (“TCL”), at a consideration of approximately Rmb 156,178 (US$18,870).

TCL’s principal businesses include trading and distribution of consumer electronics products and accessories in the PRC, including Hong Kong; distribution of home entertainment products in the PRC; and assembly of electronic products and electronic manufacturing services in the PRC. TCL is listed on the Main Board of the Singapore Exchange Securities Trading Limited (“Singapore Exchange”).

The Company has subscribed for 264,000,000 newly-issued TCL shares, representing approximately 14.99% of TCL’s enlarged share capital immediately following the subscription. The issue price of approximately Rmb 0.5915 (US$0.0715), or Singapore Dollar 0.117 for each newly issued TCL share as contracted in the conditional subscription agreement represents a discount of approximately 9.7% to the weighted average trading price for TCL shares on the Singapore Exchange on February 4, 2005.

On March 23, 2005, the Company completed the acquisition and nominated three appointees to the board of TCL out of ten members after the acquisition.

(b) Issuance and exercise of convertible bonds

In order to finance the acquisition of the TCL stake, as well as other strategic acquisitions which the Company may consider from time to time as part of the Company’s new business strategy, the Company entered into an agreement to issue approximately Rmb 206,913 (US$25,000) in principal amount of convertible bonds on a private placement basis on February 7, 2005. The bonds were issued on February 23, 2005. The bonds bear interest at the rate of 2% per annum and mature in 2012, unless redeemed earlier in accordance with their terms. The bonds are convertible by bondholders into newly issued ordinary shares of the Company based on a conversion price of US$12.969 per share, subject to customary adjustments. The number of ordinary shares of the Company currently issuable upon full conversion of the bonds is approximately 1,927,673 shares, which is approximately 5.45% and 5.17% of the Company’s existing and enlarged issued share capital respectively. The bonds are subject to customary negative pledge, events of default and other terms and conditions. The bonds were fully exercised and converted to 1,927,673 ordinary shares on June 3, 2005, thereby increasing the Company’s issued and outstanding shares from 35,340,000 ordinary shares to 37,267,673 ordinary shares.

CHINA YUCHAI INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Rmb and US$ amounts expressed in thousands, except per share data)

32 Subsequent events (continued)

(c) Reorganization Agreement

On April 7, 2005, the Company entered into a Reorganization Agreement with Yuchai and Coomber in furtherance of the terms of the July 2003 Agreement, and the terms of such agreement were acknowledged and agreed to by the State Holding Company. See Note 23 for the principle terms contained in the Reorganization Agreement.